Exhibit 99.1

PRESS RELEASE

FLEX APPOINTS MICHAEL HURLSTON TO BOARD OF DIRECTORS

San Jose, CA, September 21, 2020 — Flex (NASDAQ: FLEX) today announced that Michael Hurlston, a seasoned executive and board member, has joined the Company’s Board of Directors effective September 15, 2020. Mr. Hurlston has also been named as a member of the Company’s Audit Committee.

With over 25 years of business and technology leadership experience, Mr. Hurlston currently serves as president and chief executive officer of Synaptics Incorporated, a worldwide pioneer and leader in human interface hardware and software. Before joining Synaptics, he was chief executive officer of Finisar Corporation, a manufacturer of optical communication components and subsystems. He also served as executive vice president, worldwide sales and in a variety of management roles over the course of his nearly 20-year career with Broadcom.
Michael D. Capellas, Chairman of the Flex Board, said, “Michael Hurlston is a highly seasoned executive with significant technology and global experience as well as a proven track record of growing large businesses to achieve consistent profitable growth and market penetration. Michael’s deep knowledge and experience will further strengthen our leadership team and we are very pleased to welcome him to the Board.”

Mr. Hurlston currently serves as a board member for Synaptics and Ubiquiti Inc., a position he has held since 2016. He received his Bachelor and Master of Science in Electrical Engineering and his MBA from the University of California, Davis.

About Flex Ltd.

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

Contacts

Investors & Analysts
David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com

Media & Press
Silvia Gianelli
Senior Director, Corporate Communications
(408) 797-7130
Silvia.gianelli@flex.com